DubLi, Inc.
Restricted Stock Award Agreement for Executive Officers
Twenty Five Million Shares of Restricted Stock
THIS AGREEMENT (this “Agreement”) dated as of February 27, 2013, between DubLi, Inc., a Nevada corporation (the “Company”) and Michael Hansen (“Participant”) is made pursuant and subject to the provisions of the Company’s 2010 Omnibus Equity Compensation Plan (the “Plan”), a copy of which has been made available to Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.
1.Award of Stock. Pursuant to the Plan, the Company, on February 27, 2013 (the “Date of Grant”) granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an Award of twenty five million (25,000,000) shares of Restricted Stock.
2.    Restrictions. The shares of Restricted Stock are nontransferable and are subject to forfeiture until vested.
3.    Vesting. Subject to paragraphs 4 through 7 below, Participant’s interest in the shares of Restricted Stock shall become transferable and nonforfeitable (“vested”) as follows: 2,500,000 of the shares of Restricted Stock shall become vested on September 30, 2013; 2,500,000 of the shares of Restricted Stock shall become vested on March 31 and September 30 of each year, beginning on March 31, 2014, until all shares of Restricted Stock have vested.

4.    Change in Control.
(a)    Acceleration Upon Change in Control. All shares of Restricted Stock not previously forfeited shall become vested immediately in the event that, prior to the expiration or termination of this Agreement, and during the Participant's continuous service, there is a “Change in Control”, as defined in Article XIII of the Plan.

(b)    Exception to Acceleration Upon Change in Control. Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for the Stock Award, the vesting of the shares of Restricted Stock shall not be accelerated as described in Section 5(a). For the purposes of this paragraph, the Stock Award shall be considered assumed or substituted for if following the Change in Control the Participant is awarded with substantially the same Stock Award benefits as were applicable immediately prior to the Change in Control; provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Compensation Committee may, with the consent of the successor company, or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of the shares of Restricted Stock will be solely common stock of the successor company or its parent or subsidiary substantially equal in Fair Market Value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Compensation Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, in the event of a termination of the Participant’s employment with the Company (if it is the surviving entity in the Change in Control) or the successor company (other than by the surviving company for Cause or by the Participant without Good Reason) within 24 months following such Change in Control, the Participant shall be accelerated as described in paragraph (a) of this Section 5.

5.    Escrow for Restricted Shares.

(a)    Until the Restricted Stock is vested, the underlying shares shall be held by the Company in escrow. Upon becoming vested, a share certificate for the newly vested shares shall be delivered to the Participant as soon as administratively feasible after the date of vesting.
(b)    The Participant shall have no rights as a shareholder with respect to the shares held in escrow (including, without limitation, any rights to vote the shares and to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Participant. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued.
(c)    Any shares held in escrow under this Agreement shall be held, and a certificate shall be issued, in the name of the Participant. The Participant does hereby irrevocably constitute and appoint the Company’s Chief Financial Officer and Controller as Participant’s attorney to transfer any forfeited shares on the books of the Company with full power of substitution in the premises. The Chief Financial Officer and/or the Controller shall use the authority granted in this paragraph 8 to cancel any shares of Restricted Stock that are forfeited.
6.    Fractional Shares. A fractional share shall not be issued hereunder, and when any provision hereof may cause a fractional share to be issued, any such fractional share shall be disregarded.
7.    Financial Restatements Due to Intentional Misconduct or Gross Negligence
(a)    In the event that the Board of Directors determines (the “Board Determination”) that the Participant’s intentional misconduct or gross negligence directly or indirectly caused or contributed to a restatement of the Company’s consolidated financial statements due to the material non-compliance of the Company with any financial reporting requirement under the U.S. federal securities laws, whether such restatement is required by law or the Board of Directors determines, in its discretion, such restatement is necessary or desirable to serve the best interests of the Company, then any shares of Restricted Stock that are not yet vested that were granted during the three month period prior to or the nine month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any shares of Restricted Stock that became vested during the nine month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements (“Covered vested Shares”):
(i)    to the extent that such Covered vested Shares have not been sold or otherwise transferred by the Participant at the time the Company demand is made, such Covered vested Shares shall be immediately and irrevocably forfeited without any payment therefor;
(ii)    to the extent that such Covered vested Shares have been sold, the Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock equal to the aggregate proceeds received from such sale of such Covered vested Shares; and
(iii)    to the extent that such Covered vested Shares have been transferred otherwise than for value (ex. a transfer by gift, a transfer upon death), the Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock equal to the greatest of (a) the Fair Market Value (as defined in the Plan) of such Covered vested Shares on the date the Covered vested Shares became vested, (b) the Fair Market Value of such Covered vested Shares on the date the Covered vested Shares were transferred and (c) the Fair Market Value of such Covered vested Shares on the date of the Board Determination.
(b)    This section does not constitute the Company’s exclusive remedy for the Participant’s commission of intentional misconduct or gross negligence. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Restricted Stock to the Participant. By receiving the grant of Restricted Stock hereunder, the Participant agrees that the Company may deduct from any amounts it owes the Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts the Participant owes the Company under this section. The provisions of this section and any amounts repayable by the Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.
8.    Termination, Change of Office. In the event Participants employment with the Company is terminated within two years of the Date of Grant, all shares of Restricted Stock that are not then vested shall cease vesting as of the date of termination of Participant’s employment. In the event Participant’s employment with the Company is terminated after two years of the Date of Grant, the shares of Restricted Stock shall continue vesting as if the Participant would still be employed by the Company. A change of office shall have no effect on the vesting of the shares of Restricted Stock.

9.    No Right to Continued Employment. Neither the Plan nor this Agreement shall confer upon you any right to continue in the employ of (or any other relationship with) the Company or any subsidiary, affiliate, or parent thereof, or limit in any respect the right of the Company or any subsidiary, affiliate, or parent thereof to terminate your employment or other relationship with the Company or any subsidiary, affiliate, or parent thereof, as the case may be, at any time.
10.    Adjustments. In the event that, after the date hereof, the outstanding shares of the Company's common stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in common stock, the Committee shall appropriately adjust the number of shares of Restricted Stock (to the nearest possible full share), and such adjustment shall be effective and binding for all purposes of this Agreement and the Plan.
11.    Governing Law. Except as otherwise required by applicable law, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, but without regard to the principle of conflict of laws thereof. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
12.    Plan Documents. This Agreement is qualified in its entirety by reference to the provisions of the Plan, as amended from time to time, which are hereby incorporated herein by reference. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan. However, notwithstanding the above, no Plan amendment may deprive you of any Restricted Stock theretofore granted under the Plan without your consent, and no Plan amendment requiring shareholder approval (if any) may be made without such shareholder approval. The interpretation and construction by the Committee of the Plan, this Agreement, the Restricted Stock granted hereunder, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon you. Until the Restricted Stock shall expire, terminate, or Vest in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to you or any other person or entity then entitled to the Restricted Stock.
13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and upon the legal representatives, executors, administrators, heirs, legatees and any permitted assignee of the Participant.
14.    Section 83(b) Election. The Participant may make a Section 83(b) election to treat the shares of Restricted Stock granted to him under Paragraph 1 as taxable income at the time of transfer under this Agreement.
15.    Tax Withholding. Participant shall make arrangements, satisfactory to the Company, for the satisfaction of income and employment tax withholding requirements related to the Restricted Stock. In accordance with such procedures as may be established by the Committee, Participant may surrender shares of common stock, including shares of vested Restricted Stock, in satisfaction of the tax withholding requirement; provided, however, that the number of shares to be surrendered or withheld shall be determined using the minimum rate at which income and employment taxes must be withheld and the Fair Market Value of common stock as of the date of withholding.
16.    Notices. All notices under this Agreement shall be mailed or delivered by hand to (i) the Company at the address set forth below, (ii) the Participant at the address set forth below, or (iii) at such other address as may be designated in writing by either of the parties to one another.
If to the Company:    DubLi, Inc.
5200 Town Center Circle, Suite 601
Boca Raton, FL 33486

If to the Participant:    P.O. Box 283612
Dubai, U.A.E.

Such notices and other communications shall not be considered delivered until actually received or deemed received.
17.    Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
18.    Entire Agreement. This Agreement constitutes the entire agreement between the Company and Participant and supersedes any prior agreements and understandings, oral or written, between the Company and you concerning the subject matter of this Agreement.
19.    Construction. The section headings contained in this Agreement are for reference only and shall have no effect on the interpretation of any of the provisions of this Agreement.
20.    Proviso. This Agreement is subject to the authorization of the necessary amount of shares by the appropriate bodies and an amendment of the Plan covering the required amount of shares to fulfill this Agreement.
21.    Amendment. This Agreement may (except as provided in the Plan) only be amended, altered or modified by a written instrument signed by the parties hereto, or their respective successors, and it may not be terminated (except as provided herein or in the Plan).
IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.
DUBLI, INC.                            Participant

By:    _________________________                _________________________
Andreas Kusche, General Counsel            Michael Hansen